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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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[X]      Soliciting Material Pursuant to Section 240.14a-12

                                  PULITZER INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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         which the offsetting fee was paid previously. Identify the previous
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         This filing relates to a planned merger of LP Acquisition Corp., a
Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lee Enterprises, Incorporated, a Delaware corporation ("Lee") with and into Pulitzer Inc. ("Pulitzer") (the "Merger"), with Pulitzer as the surviving corporation pursuant to the terms of an Agreement and Plan of Merger, dated as of January 29, 2005 by and among Pulitzer, Lee and the Purchaser (the "Merger Agreement").

The following is a newspaper article published on January 31, 2005 in the St. Louis Post-Dispatch.

Early Post-Dispatch  had St. Louis abuzz,  then cornered market
By Harry Levins Post-Dispatch Senior Writer

After three generations and 126 years, the Post-Dispatch has run out of people named Pulitzer.

Sunday's announcement that Pulitzer Inc. will be sold to Lee Enterprises ends a proud tradition of family newspapering, carried on by an equally proud family.

Now, the Pulitzer name will disappear from the newspaper where that proud tradition arose: from a bankruptcy sale on the courthouse steps.

The first generation


The Post-Dispatch came to life on Dec. 12, 1878, thanks to wheeling and dealing by a brash immigrant named Joseph Pulitzer.

Pulitzer had left his native Hungary 14 years earlier, recruited abroad for the Union Army in the Civil War. After an undistinguished stint of soldiering, he kicked around postwar New York City but failed to find his fortune.

So, like many a young man of the day, he went west - to St. Louis, a booming city that teemed with immigrants who spoke German, the dominant tongue of the Austro-Hungarian Empire.

Pulitzer dabbled in journalism, reporting for St. Louis' German-language press. He dabbled in business, buying and reselling German-language papers. He dabbled in the law, winning admission to the Missouri Bar. And he dabbled in politics, winning election to the Missouri Legislature at age 22 - as a Republican.

But late in 1878, he settled down, more or less. At an auction on the steps of the Old Courthouse, he bought the bankrupt St. Louis Dispatch. Three days later, on Dec. 12, he merged it with another evening daily, the all but moribund St. Louis Post.

Before long, Pulitzer's Post-Dispatch had the city abuzz.

As an idealist, Pulitzer thought a newspaper could uplift its readers through its editorial page. As a realist, he knew that nobody bought a paper for its editorials. To draw readers into his editorial page, he first had to lure them with his front page.

Pulitzer's bait: sensationalism. Later generations of Post-Dispatch editors would sniff at sensationalism as beneath the dignity of the Post-Dispatch. But the original Pulitzer wallowed in sensationalism. Undignified, but it sold a lot of papers.



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He also brought something new to newspapers: the reformist crusade. And readership soared when the crusade took on a sensationalist edge - for example, singling out by name those in the city's elite who had fudged on their personal property taxes.

Pulitzer himself once said, "You may write the most sublime philosophy, but if nobody reads it, where are you? You must go for your million circulation, and, when you have got it, turn the minds and the votes of your readers one way or the other at critical moments."

No publisher could ever get his million circulation in St. Louis. That explains in part why Pulitzer left St. Louis in 1883 for New York.

As grandson Michael E. Pulitzer would note more than a century later, "He had a colossal ego, and he wanted to perform on the larger stage of New York. To him, St. Louis was the farm team. New York was the big leagues."

There, he bought another moribund newspaper - the New York World - and soon built it into a towering institution, The New York Times of its day.

Although Pulitzer focused most of his nervous energy on the World, he had enough left over to remain a formidable presence at the Post-Dispatch.

The Post-Dispatch's managing editor, Col. John Cockerill, had once sighed, "He was the damnedest best man in the world to have in a newspaper office for one hour in the morning. For the remainder of the day he was a damned nuisance."

Officially, Pulitzer stepped down from his leadership role in 1907. (In reality, he kept running things until his death in 1911). On the day he more or less retired, he issued a statement that has resounded ever since atop the editorial page of the Post-Dispatch - the Post-Dispatch Platform.

"I know that my retirement will make no difference its cardinal principles," says the Platform, which goes on for 69 more words to spell out those principles.

Today, employees strolling through the lobby pass a bronze bust of the paper's founder. In the decades since his death, company lore has all but canonized the first Joseph Pulitzer - a status that might have bemused Cockerill and his colleagues.

After all, the Pulitzer who preached sympathy for the poor also lived in Gilded Age luxury. The Pulitzer who elevated newspapers above mere money-grubbing commerce also demanded (and got) tidy profits.

As Pulitzer aged, his newspaper mellowed and matured into a civic beacon. Over the years, it has won 17 of the Pulitzer Prizes endowed by the founder in his will.

As biographer W.A. Swanberg put it, Pulitzer stayed "steadfast to his credo of liberalism and reform, the most powerful progressive force in journalism."

The second generation


Pulitzer's will handed the World to his favored sons, Herbert and Ralph. The Post-Dispatch, went to the prodigal son - the second Joseph Pulitzer.


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(His given name was Joseph Pulitzer Jr. But to avoid confusion in this account -
after all, each of the first three editors of the Post-Dispatch was named Joseph Pulitzer - the second shall be referred to as "Pulitzer II" and the third as "Pulitzer III.")

Gradually, Herbert and Ralph Pulitzer ran the World into the ground and, in 1931, out of business. In those same two decades, out in St. Louis, Pulitzer II built the Post-Dispatch into a paper that rang up prestige as well as profits.

Pulitzer II kept up his father's record of reformist crusades. But under the younger man, the crusader's range grew wider.

In 1928, the paper's Washington bureau turned over so many rocks on the Teapot Dome oil-lease scandal that Congress reopened its fizzled-out investigation. In the end, the grafters went to prison - and the Pulitzer Prize went to reporter Paul Y. Anderson.

Back home, the Post-Dispatch crusaded in 1939-40 against the curse of coal-smoke pollution, so bad that it often darkened St. Louis at midday. The paper picked up another Pulitzer Prize. Another came for the paper's exposure of the corruption that underpinned a coal mine disaster in Centralia, Ill., in 1947.

In fact, under Pulitzer II the paper won a dozen of its 17 Pulitzer Prizes.

Any list of America's 10 best newspapers included the Post-Dispatch.

Under Pulitzer II, the Post-Dispatch (and later its broadcast operations) made a lot of money - an annual net averaging 11.3 percent, says biographer Daniel W. Pfaff.

But on his pile of priorities, Pulitzer II stacked quality above still more profits. Although his title was "editor and publisher," he tilted strongly toward the editor half. In 1938, as the Depression dragged on, he cautioned his managing editor: "Let me warn you against permitting the business office to press you too hard in favor of this, that or the other economy."

Retired news editor Sam Shelton recalled in a phone interview from Santa Barbara, Calif., that in the late 1940s, the Everyday section ran a piece critical of auto dealers. "So they all got together and pulled their ads. But Pulitzer didn't panic. He let it ride out until the dealers realized that they needed to advertise and came back to the paper."

Still, Pulitzer II hardly ignored his role as publisher. In 1951, he jumped at the chance to buy the struggling St. Louis Star-Times - in effect, to buy an evening monopoly. That shot the Post-Dispatch ahead of the morning Globe-Democrat in circulation. It also solidified the Post's hold on two-thirds of the city's print advertising.

Pulitzer II also put his family's fortunes into broadcasting - first in 1922 with KSD-AM (now KTRS) and then in 1947 with KSD-TV (now KSDK). And although he insisted that competing newspapers enriched a city, he looked into buying the Globe-Democrat.

Unlike his father, Pulitzer II rarely set foot in the newsroom. To his staff, he was remote and aloof.

Although he paid his newsroom people well above newspaper norms, he lived far above their imagination.




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Daughter Kate Pulitzer Davis told biographer Pfaff that at the Pulitzer home,
"We dressed for dinner." She added, "I didn't realize until sometime later what humdrum dinners most people had."

After Pulitzer II's elder son - the third Joseph Pulitzer - came back from service as a naval officer in World War II, the young man was pulled into the inner circle as associate editor.

Pulitzer III sat in on the meetings. He read the memos. Along the way, he picked up the polish that he'd need to smooth the paper's transition into the third generation.

That transition came to pass in 1955, when Pulitzer II died at 70.

Pulitzer II left a splendid legacy - what the family called "a tradition of conscience." But Pulitzer III also inherited the seeds of thorny times ahead.

The third generation


As Pulitzer III moved into his father's office, Newhouse newspapers moved into St. Louis. In 1955, the chain bought the locally owned Globe-Democrat - and brought corporate journalism onto the St. Louis scene.

The new Globe-Democrat pushed local news onto Page 1 and billed itself as a civic booster. Its editorial page drove in the far-right lane, horn honking. In contrast, the Post-Dispatch looked stuffy and remote.

Biographer Pfaff (his account of Pulitzer III's life is scheduled to be published this fall) said in a phone interview from State College, Pa., that Pulitzer III was faced with problems with which his father never had to deal.

In addition to the corporate-owned Globe-Democrat, the Post-Dispatch found itself fighting for ad dollars with television, and with free weekly papers tossed onto driveways across the ever-spreading suburbs.

Television and evening shopping shrank the audience for evening papers, here and all across America. And by the time the Post-Dispatch delivery trucks reached the outer rim of the expanding metro area, the news they were hauling had gone stale.

Many respected evening papers went belly-up - the Washington Star, for example, and the Philadelphia Bulletin, and the Chicago Daily News.

The Sunday edition was the Post-Dispatch's saving grace.

The Globe-Democrat had published a Sunday paper until a strike in 1959. After the strike, the Globe contracted for printing with the neighboring Post-Dispatch.

The printing deal came about in 1961, when Pulitzer III signed an "agency agreement" with Newhouse. Federal law sanctioned such agreements to let struggling newspapers stay alive by sharing assets and profits - in effect, to survive by winking at the antitrust laws.

Before the 1970s ended, the two St. Louis papers would merge their advertising, circulation and front-office operations. But the news rivalry persisted, and in 1977, the Globe-Democrat gleefully boasted that it had passed the Post-Dispatch in circulation.


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The glee turned to gloom in fall 1983. That's when Newhouse announced that it would fold the Globe - and the Post immediately announced that it would switch to morning publication.

Pulitzer II had bought an evening monopoly. Pulitzer III went one better. His Post-Dispatch had a monopoly on the whole day. (Or at least it did after a struggle to keep the Globe going under local owners flickered out in 1986.)

And in 2000, Pulitzer Inc. got a lock on the entire week by buying the Suburban Journals.

Pulitzer III expanded the reach of his family's realm by buying out-of-town broadcast stations and newspapers, such as the Arizona Daily Star in Tucson.

But in 1986, some distant Pulitzer relatives wanted to cash out their privately held shares in the family business and had found a wealthy investor willing to buy the shares. Pulitzer III refused to hear of it, and the family's inner circle bought out the relatives. But to raise the money, they had to take the company public, via Wall Street.

The stock setup left the voting power in the hands of the inner circle, but it added another set of stakeholders: shareholders, whose primary interest is monetary return.

In 1986, Pulitzer III ceded his editor's title to a protege, William F. Woo, and his publisher's title to Nicholas Penniman.

Pulitzer III came across as cultured and patrician. He collected costly paintings with such passion that many in his newsroom thought he treasured canvas over newsprint. Not so, said the late Evarts A. Graham Jr., managing editor for a decade under Pulitzer III. He told Pfaff:

"I know that in St. Louis he's regarded as a hopeless dilettante who really only cares about art, doesn't give a damn about the newspaper. But the fact is that both as a businessman and as a newspaper editor, he's been great."

Cancer killed him, on May, 26, 1993, at his home in the city's Central West End, at age 80.

Woo announced the death to a hushed newsroom, saying, "His passing will change the Post-Dispatch in ways we have not yet thought of."

Until now.

The family's end

The chairmanship passed to Michael Pulitzer, younger half-brother of Pulitzer
III. Conventional wisdom held that under the family's dynastic tradition, Michael Pulitzer would serve as a regent until the maturation of Pulitzer III's only child, Joseph Pulitzer IV.

But Pulitzer IV had lived at arm's length from his father. In a phone interview from Palo Alto, Calif., former editor Woo called the relationship of Pulitzer III with his son "complicated in a way that his relationship with me was not." Pfaff said, "There was more distance between Pulitzer III and IV than there had been between Pulitzer II and III."

Pulitzer III watched as Pulitzer IV apprenticed at a variety of jobs at the paper and then at the corporate



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level. Report cards from the young man's supervisors confirmed Pulitzer III's own sense that, as Pfaff put it, Pulitzer IV "was not viewed as a good fit as corporate chief executive of a media company."

In 1995, Pulitzer IV left the family business, and St. Louis, too. He moved to Wyoming. (He did not return phone calls seeking an interview.)

Michael Pulitzer stayed in charge. He brought to the paper a more businesslike tone. Woo said that Michael Pulitzer "wanted the Post-Dispatch to take its place with the other Pulitzer entities as simply one more operating part of the company. Previously, with Pulitzer III at the helm, it was a heliocentric universe, with the Post-Dispatch at the center."

Under Michael Pulitzer, the company sold its broadcast assets in 1999 to focus on ink and paper. (Today, it owns 14 dailies and more than 65 weeklies, shoppers and specialty publications.)

And in 2000, Pulitzer Inc. bought its way out of the deal that had given half the Post-Dispatch's profits to Newhouse in exchange for a daily-paper monopoly in St. Louis.

Within the Post-Dispatch, Michael Pulitzer wanted a kink-free chain of command. He put the publisher above the editor, in what the New York Times called a tilt toward the business side.

Although Michael Pulitzer and the rest of the inner family circle - Pulitzer cousin David Moore and Pulitzer III's widow, Emily Rauh Pulitzer - had a dozen children and stepchildren among them, none seemed interested in running the Post-Dispatch.

As the inner circle grew older - Michael Pulitzer is 74, and Emily Pulitzer is 71 - the issue grew more pressing.

So last year, the company signed up the investment bank of Goldman, Sachs & Co. to sniff around for a buyer for Pulitzer Inc.

On Sunday, the buyer was named, and the upshot is starkly clear: The family-owned Post-Dispatch has passed.

Reporter Harry Levins
E-mail: hlevins@post-dispatch.com
Phone: 314-340-8144

         ADDITIONAL INFORMATION AND WHERE TO FIND IT

         The proposed transaction will be submitted to Pulitzer's stockholders for their consideration, and Pulitzer will file with the SEC a proxy statement to be used to solicit the stockholders' approval of the proposed transaction, as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF PULITZER ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the proxy statement, as well as other filings containing information about Pulitzer, may be obtained at the SEC's Internet site (http://www.sec.gov). Copies of the proxy statement and the SEC filings that will be incorporated by reference in the proxy statement can also be obtained, without charge, by directing a request to James V. Maloney, Secretary, Pulitzer Inc., 900 North Tucker Boulevard, St. Louis, Missouri 63101.



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         PARTICIPANTS IN THE SOLICITATION

         Pulitzer and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Pulitzer in connection with the proposed transaction. Information regarding Pulitzer's directors and executive officers is available in Pulitzer's proxy statement for its 2004 annual meeting of stockholders, which was filed with the SEC on April 2, 2004. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.